Exhibit 10.11

EMPLOYMENT AGREEMENT

BY AND AMONG

HERITAGE FINANCIAL CORPORATION,

HERITAGE BANK

AND DONALD V. RHODES

THIS EMPLOYMENT AGREEMENT is made and entered into this 26th day of August, 2004, by and between HERITAGE FINANCIAL CORPORATION, a Washington corporation (the “Company”), HERITAGE BANK, a Washington banking corporation (the “Bank”) and DONALD V. RHODES (“Executive”). It shall be effective on the Effective Date as noted in Section 8.5 below.

RECITALS

1. The Company is the parent corporation of the Bank. The Bank is a first tier wholly owned subsidiary of the Company. Hereinafter, the Company and the Bank are collectively referred to as the “Employer”.

2. Executive is the Chairman and Chief Executive Officer of the Company and has developed an intimate and thorough knowledge of Employer’s business methods and operations.

3. The retention of Executive’s services for and on behalf of the Employer is of material importance to the preservation and enhancement of the value of the Employer’s business.

In consideration of the mutual promises made in this Agreement, the parties agree as follows:

AGREEMENT

1. EMPLOYMENT.

Employer hereby employs Executive and Executive hereby accepts employment with Employer on the terms and conditions set forth in this Agreement.

2. TERM.

The original term of this Agreement will commence as of the Effective Date and will continue until December 31, 2006.

3. DUTIES.

3.1 Executive will be the Chairman and Chief Executive Officer of Company and occupy positions in such other subsidiaries or affiliates as the respective Boards of Directors of the Company and the Bank (collectively, the “Board”) shall determine. In such capacities, Executive will render those executive management services and perform those tasks in connection with the affairs of the Company which are normal and customary to the position. Unless otherwise agreed by Executive and the Board, Executive shall preside at all meetings of the Board and the Executive Committee. Executive will be the person to whom all other officers of the Company, and, as appropriate, subsidiaries or affiliates of Employer, shall report.

3.2 Executive will perform such other duties as may be appropriate to his office and as may be prescribed from time to time by the Board. Executive may delegate such duties as he sees fit to any other officer(s) of the Employer.

3.3 Executive will devote his best efforts and such necessary time, attention, and effort to the business and affairs of the Employer and any affiliated companies as such business and affairs now exist or hereafter may be changed or supplemented, in order to properly discharge his responsibilities under this Agreement. Executive, however, will not be required to adhere to Company vacation policy and is not prohibited from engaging in Company activities at locations other than Company premises.

3.4 It is anticipated during the term of this Agreement that Executive may, in the interest of appropriate management succession planning for the Company, relinquish his role as Chief Executive Officer of the Company. In the event such relinquishment of the Chief Executive Officer role occurs during the term of this Agreement and prior to December 31, 2006, Executive will continue to serve the Company as Chairman of the Board and as a consultant to management at the same compensation as set forth in Section 4.1.1 during the term of the Agreement.

4. SALARY, BONUS, AND OTHER COMPENSATION.

4.1 Base Salary.

4.1.1 During the term of this Agreement, Employer will pay to Executive an annual base salary of $150,000 per year effective beginning on January 1, 2005. Payment of such salary will be made in accordance with Employer’s normal payroll practices applicable to senior executives and will be subject to required withholding for federal income tax and other purposes.

4.1.2 The Company will guarantee payment of any portion of Executive’s compensation that may be allocated to the Bank or any other subsidiary or affiliate of the Company.

4.2 Bonus. During the term of this Agreement, Executive will not be eligible to participate in Employer’s Management Incentive Plan or any successor compensation plan for senior management of Employer as may be established by the Board or the Employer’s Compensation Committee. Executive will not be eligible for the grant of stock options except to the extent that outside board members of the Company and its subsidiaries are eligible and receive stock options.

4.3 Benefits. In addition to the base salary payable to Executive pursuant to this Section 4, Executive will be entitled to the following benefits, which shall not be less than those provided in benefit programs generally maintained for senior executives of the Employer:

4.3.1 Participation in health insurance, disability insurance, and other health and welfare benefit programs generally available to senior executives of the Company;

4.3.2 Participation in retirement plans, including defined contribution and 401(k) Plans and any supplements or additions to those plans;

4.3.3 Other employment benefits, as may be approved from time to time by Employer;

4.3.4 Memberships in clubs as deemed appropriate; and

4.3.5 Reimbursement for Executive’s reasonable expenses incurred in promoting the business of Employer. Executive shall present from time to time itemized accounts of any such expenses, within limits of Employer policy and the rules and regulations of the Internal Revenue Service.

5. TERMINATION OF AGREEMENT.

5.1 Early Termination.

5.1.1 This Agreement may be terminated at any time by either the Company or Executive and shall terminate automatically upon Executive’s death or Disability (as defined in Section 7). No termination by the Company Board other than termination for Cause (as defined below) shall prejudice the Executive’s right to compensation or other benefits under this Agreement.

5.1.2 If Executive voluntarily terminates his employment effective before the end of the term hereof without “Good Reason” as defined in Section 7, Executive will be entitled to such compensation and benefits as he would have the right to receive upon termination for Cause under subsection 5.1.4, and Executive’s unvested stock options, if any, shall terminate in the manner provided in such subsection.

5.1.3 If (i) Employer terminates this Agreement without Cause or (ii) Executive terminates this Agreement for Good Reason, and either termination is effective before the end of the term hereof, Employer shall pay Executive all reimbursable expenses incurred through such termination date and, in addition, a severance benefit in an amount equal to the amount of his then-current base salary which would otherwise have been paid to Executive during the then-remaining term of the Agreement. In such event, all forfeiture provisions regarding restricted stock awards or vesting requirements regarding options shall lapse or be considered completed as of the effective date of termination. Notwithstanding the above, in the event Executive’s employment is terminated as a result of a sale or a merger of the Company (a “Transaction”), Executive will be compensated under the terms of this Agreement through the date of closing of the Transaction without provision for severance thereafter.

5.1.4 If Employer terminates this Agreement for Cause effective before the end of the term hereof, Employer shall pay Executive upon the effective date of such termination only such salary earned and expenses reimbursable hereunder incurred through such termination date. Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, and in the case of termination for Cause, Executive’s unvested stock options, if any, shall terminate immediately.

5.1.5 In the event of termination of this Agreement by reason of Executive’s death or Disability, Employer shall pay Executive only such salary earned and expenses reimbursable hereunder incurred through the date of Executive’s death or the effective date of Executive’s Disability, and all forfeiture provisions regarding restricted stock awards or vesting requirements concerning options shall lapse or be considered completed, as applicable.

5.1.6 The Board, acting in good faith, shall make the final determination of whether Executive is suffering under any Disability and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by Executive and the Company Board at Employer’s expense. For purposes of this Agreement, the date of such determination shall constitute the effective date of such Disability.

5.2 Exercise of Stock Options. Executive’s rights to vested but unexercised stock options will continue for a period of one year after early termination (provided that the terms of any option grant agreement shall not be extended by this provision), except in the case of a termination for Cause pursuant to Section 5.1.4 or without Good Reason pursuant to Section 5.1.2.

6. RESTRICTIVE COVENANT.

6.1 Noncompetition. Executive agrees that except as otherwise set forth in this Agreement, he will not during the term of this Agreement and for a period of two years after his termination, directly or indirectly, become interested in, as principal shareholder, director, consultant, or officer, of any financial institution that competes with Employer or its successor or any of its affiliates within the State of Washington, provided that such covenant shall not apply in the event that Executive’s employment is terminated without Cause or for Good Reason. The provisions restricting competition by Executive may be waived by action of the Board. Executive recognizes and agrees that any breach of this covenant by Executive will cause immediate and irreparable injury to Employer, and Executive hereby authorizes recourse by Employer to injunction and/or specific performance, as well as to other legal or equitable remedies to which Employer may be entitled.

6.2 Noninterference. During the noncompetition period described in Section 6.1, Executive shall not solicit or attempt to solicit any other employee of Employer or its affiliates to leave the employ of those companies, or in any way interfere with the relationship between Employer and any other employee of Employer.

6.3 Interpretation. If a court or any other administrative body with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties hereby authorize said court or administrative body to narrow same so as to make it reasonable, given all relevant circumstances, and to enforce same. The covenants in this paragraph shall survive termination of this Agreement.

7. DEFINITIONS.

7.1 Cause. “Cause” shall mean only (i) willful misfeasance or gross negligence in the performance of his duties, (ii) conduct demonstrably and significantly harmful to the Company (which would include willful violation of any final cease and desist order applicable to Employer or a financial institution subsidiary), or (iii) conviction of a felony.

7.2 Disability. “Disability” shall mean a medically reimbursable physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing the duties required under this Agreement.

7.3 Good Reason. “Good Reason” shall mean termination by Executive as a result of (i) any material breach of this Agreement by Employer, (ii) any reduction of Executive’s salary or any reduction or elimination of any compensation or benefit plan, which reduction or elimination is not of general application to substantially all employees of the Bank or such employees of any successor entity or of any entity in control of the Bank, or (iii) the assignment to Executive of any authority or duties substantially inconsistent with Executive’s position.

8. MISCELLANEOUS.

8.1 This Agreement contains the entire agreement between the parties with respect to Executive’s employment with Employer and his covenant not to compete with Employer, and is subject to modification or amendment only upon amendment in writing signed by both parties.

8.2 This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors, and assigns of the parties. The provisions of Section 6.1 of this Agreement are intended to confer upon Employer and any of its subsidiaries and affiliates the benefits of Executive’s covenant not to compete.

8.3 If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

8.4 This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Thurston County, Washington. In the event of a dispute under this Agreement not involving injunctive relief, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to that effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties.

8.5 The Effective Date of this Agreement is January 1, 2005.

8.6 Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy thereof in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

Employer:	Heritage Bank
201 5th Avenue S. W.
Olympia, WA 98501
Attn: Board of Directors

Executive:	Donald V. Rhodes
201 5th Avenue S.W.
Olympia, WA 98501

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first above written.

HERITAGE FINANCIAL CORPORATION		HERITAGE BANK

By:	/s/ Edward D. Cameron	By:	/s/ Edward D. Cameron
Its:	Senior Vice President, Treasurer and Secretary	Its:	Senior Vice President, Treasurer and Secretary

EXECUTIVE:

/s/ Donald V. Rhodes
Donald V. Rhodes